Filed Pursuant to Rule 424(b)(5)

File No. 333-252572

Prospectus Supplement

(To Prospectus dated March 19, 2021, as supplemented by

the Prospectus Supplement dated January 11, 2022)

ENGlobal Corporation

Up to $18,690,149

Shares of Common Stock

This prospectus supplement amends and supplements the information in our prospectus, dated March 19, 2021 (File No. 333-252572) (the “prospectus”) and our prospectus supplement, dated January 11, 2022 (the “original prospectus supplement”). This prospectus supplement should be read in conjunction with the prospectus and the original prospectus supplement, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the prospectus or the original prospectus supplement. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus and the original prospectus supplement, and any future amendments or supplements thereto.

We filed the original prospectus supplement on January 12, 2022 to register the offer and sale of shares of our common stock having an aggregate offering price of up to $30,000,000 from time to time pursuant to the terms of a sales agreement (the “sales agreement”) with Lake Street Capital Markets, LLC, as our sales agent.

On March 11, 2022, the date that we filed our Annual Report on Form 10-K for the fiscal year ended December 25, 2021 with the Securities and Exchange Commission, the original prospectus supplement and the prospectus became subject to the offering limits in General Instruction I.B.6 of Form S-3. As a result, based on the highest closing sale price of our common stock on The Nasdaq Capital Market within the prior 60 days and the number of shares of our outstanding common stock held by non-affiliates, we are only eligible to offer and sell up to $18,690,149 of shares of our common stock under the sales agreement pursuant to the original prospectus supplement and the prospectus, rather than the $30,000,000 set forth on the cover page of the original prospectus supplement. However, in the event that our public float exceeds $75,000,000 at a future date, we may sell additional amounts under the sales agreement under the original prospectus supplement and the prospectus, as the limitations in General Instruction I.B.6 would no longer apply.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-4 of the original prospectus supplement and page 4 of the prospectus, as well as the sections captioned “Risk Factors” in our reports filed with the Securities and Exchange Commission which are incorporated by reference herein and therein for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the original prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 15, 2022